Exhibit (d)(7)

MPG OFFICE TRUST, INC.
355 South Grand Avenue
Suite 3300
Los Angeles, California 90071

July 31, 2012

PERSONAL AND CONFIDENTIAL

Brookfield Office Properties Inc.
Three World Financial Center
New York, New York 10281-1021

Gentlemen:

In order to allow you to evaluate a possible negotiated business transaction (a “Potential Transaction”) involving MPG Office Trust, Inc. (together with its subsidiaries and affiliates, collectively, “MPG”), MPG may have furnished and may furnish to you and your Representatives (as defined below) certain non-public information relating to MPG and its properties and operations. As consideration for, and as a condition to, such information being furnished to you and to certain of your Representatives, you agree, and agree to cause your Representatives, to treat in accordance with the provisions of this letter agreement any information concerning MPG (whether prepared and delivered by or on behalf of MPG or otherwise, and regardless of the form of communication), that is furnished by or on behalf of MPG to you or your Representatives before, on or after the date of this letter agreement (as further defined below, the “Confidential Information”). Further, you agree to take or abstain from taking, and to cause your Representatives to take or abstain from taking, certain other actions herein set forth. As used herein, “Representatives” means, as to any person, such person’s affiliates, controlling or controlled persons, trustees, directors, officers, employees, agents, investment bankers, attorneys, accountants, brokers, advisors and the current co-owner, as of the date hereof, of the office buildings located in downtown Los Angeles in which you or any of your affiliates have an ownership interest that was identified by your counsel to MPG’s counsel in telephone conversations (the “Co-Owner”); provided, the term “Representatives” specifically excludes potential debt and equity financing sources, joint venture partners, operating partners and co-investors, including any unaffiliated party with whom you now or hereafter intend to jointly pursue a Potential Transaction, unless, in each case, such persons are specifically approved by MPG or are the Co-Owner.

Without limiting the foregoing, the term “Confidential Information” shall also be deemed to include, without limitation, (i) any information that is a trade secret within the meaning of California Civil Code §3426.1(d) or any other applicable state trade secret law, and all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives, however and in whatever medium documented, which contain, reflect or are based upon, in whole or in part, any such trade secret information or any other information furnished to your or your Representatives by or on behalf of MPG and (ii) the status of and/or MPG’s strategy related to existing entitlements (and any modifications thereto) to potentially develop certain real property owned or leased by MPG. The term “Confidential Information” does not include information which (x) you can reasonably establish was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement or (y) you can demonstrate through written records was known to you or your Representatives prior to being furnished to you or your Representatives by or on behalf of MPG or was or becomes available to you on a non-confidential basis from a source other than MPG or its Representatives; provided that (a) the source of such information was not known to the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to MPG or any of its Representatives with respect to such information and (b) the recipient had no reasonable basis for concluding, after reasonable inquiry, that such source may be so bound or (z) you can demonstrate has been independently developed by you or any of your Representatives without use of, or reference to, any Confidential Information.

1. Confidentiality; Use Restrictions.  You acknowledge the confidential and proprietary nature of the Confidential Information, and hereby agree (a) that the Confidential Information will be kept confidential and will be used solely for the purpose of evaluating the Potential Transaction (such evaluation being hereafter referred to as the “Evaluation”), and (b) that neither you nor your Representatives will disclose any of the

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July 31, 2012

Confidential Information in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which MPG gives its prior written consent, (ii) any of such information may, and shall only, be disclosed to your Representatives to the extent such Representatives need to know such information for the sole purpose of participating in the Evaluation and agree (and such persons shall be deemed to have agreed by the receipt thereof) to be bound by the terms of this agreement and (iii) you may make disclosure of such information as required, upon advice of your outside counsel, by applicable law, regulation or stock exchange rule, subject to the other restrictions contained in this letter agreement, including but not limited to Section 2 below. You further agree to take such steps to protect and maintain the security and confidentiality of the Confidential Information as you would in the case of your own confidential business information. You shall maintain a list of Representatives by firm or entity name to whom Confidential Information has been disclosed in compliance with the terms of this letter agreement, which list shall be presented to MPG upon request. You shall cause your Representatives to keep such information confidential and to restrict its use as provided above, and you shall be responsible for any breach of this letter agreement by any of your Representatives. You agree to notify MPG of any unauthorized disclosure or release of Confidential Information as promptly as reasonably practicable after you become aware of such disclosure or release. The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any corporation, trust, group, company, partnership, individual or other entity, as well as governmental officials and their representatives and staff.

Without the prior written consent of MPG, you will not, and you will direct your Representatives not to, disclose to any person (except to the extent otherwise required, in the written opinion of your outside counsel, by applicable law, regulation or stock exchange rule, subject to the restrictions contained in this letter agreement, including but not limited to in Section 2 below) (i) the fact that the Confidential Information has been made available to you or any other person or that you or any other person are performing the Evaluation, (ii) that discussions or negotiations are taking place concerning a Potential Transaction or the status of any of the foregoing or (iii) any strategy, negotiation, decision or other fact relating to discussions, negotiations or any other part of the process leading to a possible Potential Transaction, including the status of any part of such process. Such facts shall be deemed to be included in the Confidential Information for all purposes of this letter agreement.

Without your prior written consent, MPG will not, and MPG will direct its Representatives not to, disclose to any person (except to the extent otherwise required, upon the advice of outside legal counsel, by applicable law, regulation or stock exchange rule subject to the restrictions contained in this letter agreement, including but not limited to in Section 2 below) (i) the fact that the Confidential Information has been made available to you or that you are performing the Evaluation or (ii) that discussions or negotiations are taking place with you concerning a Potential Transaction or the status of any of the foregoing.

Without limiting the generality of the foregoing, you understand and acknowledge that MPG is from time to time engaged in discussions with various governmental officials regarding possible modifications, interpretations and/or clarifications to some of the entitlements for certain real property owned or leased by MPG and in some instances any premature disclosure of Confidential Information which reaches such local governmental officials could inhibit or delay the receipt of valuable governmental authorizations and could potentially cause MPG irreparable harm. In furtherance of the foregoing, you hereby covenant and agree to refrain from making any communication with governmental officials or representatives regarding any specific MPG property without the prior written consent of MPG as to the nature and level of such communications with specific officials or representatives until after the first to occur of (i) the parties’ entrance into a definitive agreement with respect to the Potential Transaction, (ii) MPG’s delivery of written notice to you that any such specifically proposed contact will not affect MPG’s current operations or future plans with respect to such property or (iii) the second anniversary of the date hereof.

Brookfield Office Properties Inc.
July 31, 2012

You hereby acknowledge and agree that, without the prior written consent of MPG, you and your affiliates will not discuss or, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any other party (other than your Representatives acting in their capacities as such) regarding a joint bid or proposal to the Company or disclose to any other person, other than your Representatives, your interest in pursuing the Potential Transaction (except as otherwise permitted by this letter agreement). You further agree that neither you nor any of your Representatives will, without the prior written consent of MPG, directly or indirectly, enter into any agreement, arrangement or understanding with any other person (including the Co-Owner) that by its terms requires or contemplates such person to provide you with financing or other potential sources of capital on an exclusive basis in connection with the Potential Transaction.

2. Legally Compelled Disclosure.  If you or any of your Representatives is requested or required by applicable law or regulation or by legal or administrative process, including, but not limited to, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, or by NASDAQ, New York Stock Exchange, Toronto Stock Exchange, other national, regional or foreign securities exchange or interdealer quotation system rules (which requirement shall not have been caused by your acts or those of your Representatives in violation of this letter agreement) to disclose any Confidential Information, to the extent allowed by law you will promptly notify MPG of such request or requirement so that MPG may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief (other than in cases where prompt disclosure is required by reason of applicable securities laws or the rules of a securities exchange), as determined by MPG in its sole discretion, to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the information, or, in MPG’s sole discretion, to waive compliance with the provisions of this letter agreement. In any such case, you will use your reasonable efforts in cooperation with MPG or otherwise to avoid or minimize the required disclosure and/or to obtain such protective order or other relief, and MPG agrees to pay your reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, resulting from such efforts. If, in the absence of a protective order or the receipt of a waiver hereunder, you or your Representatives are compelled to disclose the Confidential Information, you or your Representatives, as applicable, will disclose only so much of the Confidential Information to the person compelling disclosure as you believe in good faith, upon advice of outside counsel, is required by law. You shall give, and shall cause any involved Representative to give, MPG prior notice of the Confidential Information you believe is required to be so disclosed as far in advance of such disclosure as practicable. In the event that MPG or any of its Representatives is requested or required by applicable law or regulation or by legal or administrative process, including, but not limited to, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, or by New York Stock Exchange, other national securities exchange or interdealer quotation system rules (which requirement shall not have been caused by MPG and its Representatives in violation of this letter agreement) to disclose any of the information specified in the third paragraph of Section 1 of this letter agreement, then MPG and its Representatives shall be subject to the provisions of this Section 2 with respect to such disclosure request or requirement with references to “you” and “your Representatives” replaced by “MPG” and MPG’s Representatives”, and you agree to pay MPG’s reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, resulting from MPG’s efforts to avoid or minimize such required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the information.

3. United States Securities Laws.  You acknowledge that you are (a) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such

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securities and (b) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), and agree that you will neither use, nor cause any third party to use, any Confidential Information in contravention of the 1934 Act, including Rules 10b-5 and 14e-3.

4. Termination and Return of Material.  In the event that you decide not to proceed with a Potential Transaction, you shall as promptly as practicable notify MPG of that decision. All documents and other materials in your possession or in the possession of your Representatives which contain or embody any of the written Confidential Information (regardless of the medium in which such information was written), regardless of whether such documents or materials were prepared by you, MPG or our respective Representatives, will be returned to MPG immediately upon its request, and except as required by law or judicial or investigative process, no copies, extracts or other reproductions shall be retained by you or your Representatives; provided, however, that you may destroy all copies of any documents, memoranda, notes or other writings whatsoever prepared by you or your Representatives which contain, embody, identify, analyze, reflect or pertain to any Confidential Information. If requested by MPG, an appropriate officer of your company shall certify to MPG that all such documents and other materials have been so delivered or destroyed.

5. No Liability for Certain Matters.  You acknowledge that neither MPG nor any of its Representatives or controlled or controlling persons (within the meaning of the 1934 Act) makes any representation or warranty as to the accuracy or completeness of any information which is provided as contemplated by this letter agreement, and neither MPG nor any of its Representatives or such controlled or controlling persons shall have any liability to you or your Representatives except as provided for in this letter agreement. You agree that neither you nor your Representatives are entitled to rely on the accuracy or completeness of any Confidential Information except as set forth in any definitive agreement regarding the Potential Transaction. Only those representations or warranties which are made in a final definitive agreement regarding the Potential Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For the purpose of this paragraph “information” is deemed to include all information furnished by or on behalf of MPG to you or your Representatives, whether or not such information is Confidential Information as defined herein.

6. Unfettered Process.  You further acknowledge and agree that MPG reserves the right in its sole and absolute discretion to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time. Notwithstanding anything to the contrary herein, (i) MPG shall have the right in its sole and absolute discretion to determine whether you have adequate financial and other resources to complete the Potential Transaction, and (ii) MPG shall be under no obligation to provide you with any specific Confidential Information and may determine whether and what information, if any, is provided to you or your Representatives by MPG or its Representatives in its sole and absolute discretion. Unless and until a definitive agreement regarding the Potential Transaction has been executed by the parties hereto, MPG will not be under any legal obligation of any kind with respect to the Potential Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Potential Transaction.

7. “Standstill” Commitments.  You represent that, as of the date of this agreement, you have not, nor have any of your affiliates (other than affiliates that buy and sell securities, swaps and similar instruments in connection with their business activities and which do not have, and whose officers, directors, general partners or managing members (“Control Persons”), as applicable, do not have, and will not have, access to the Confidential Information and will not assist you in the Evaluation (“Exempt Affiliates”) (it being agreed that any such affiliate will not be deemed to have gained access to Confidential Information solely as a result of Control Persons who serve as Control Persons of such affiliate gaining access to Confidential Information unless such Control Persons use or disclose Confidential Information in connection with their duties as Control Persons of such affiliate), acquired record or beneficial ownership of any securities of MPG or any securities convertible into or exchangeable for securities of MPG. You agree that, for a period of one year

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from the date hereof, without the prior written consent of MPG, you will not, nor will you permit your Representatives (to the extent they are acting at your request or that of any of your affiliates or in concert with you or any of your affiliates) or affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) (other than General Growth Properties, Inc. (“GGP”) and its controlled affiliates (“GGP Entities”) so long as such parties have not gained access to Confidential Information (it being agreed that GGP will not be deemed to have gained access to Confidential Information solely as a result of your affiliates who serve as officers or directors of GGP gaining access to Confidential Information unless such affiliates use or disclose Confidential Information in connection with their duties as officers or directors of GGP) to, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities, loans or indebtedness of MPG (other than debt (“Exempt Debt”) relating to “Default Properties” as listed in Schedule I hereto), or securities convertible into or exchangeable for or direct or indirect rights or options to acquire any securities, loans or indebtedness of MPG other than Exempt Debt (it being agreed that Exempt Affiliates shall not be subject to this restriction unless they cease to be Exempt Affiliates, in which case this restriction will be deemed to have applied as of the date of this Agreement); (ii) except at the specific written request of MPG, propose to enter into any merger or business combination involving MPG or to purchase a material portion of the assets of MPG (other than solely relating to Default Properties); provided, however, that in connection with the first such written request by MPG, you shall be permitted to make proposals for a Potential Transaction of any form or structure if and only if (A) proposals for a Potential Transaction are requested by MPG or its Representatives from you in writing in MPG’s process of exploring Potential Transactions and (B) any such proposal (x) is made at or prior to the earlier of (1) the deadline for such proposal as set forth in MPG’s written request therefor and (2) the announcement by the Company that it has signed one or more definitive agreements for a Potential Transaction with any person or entity or has announced that it has abandoned seeking to effect a Potential Transaction, (y) is made directly to the Board of Directors of MPG or its Representatives, as indicated in MPG’s written request therefor and (z) is not publicly announced or disclosed; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the 1934 Act), or seek to advise or influence any person with respect to the voting of, any securities of MPG; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any securities of MPG other than Exempt Debt; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of MPG; (vi) except as otherwise specifically provided in this letter agreement, publicly announce or refer to any proposal for an extraordinary corporate transaction (including a business combination, merger or other transaction with you) involving MPG, or take any other action for the purpose of requiring, or that is reasonably like to cause, MPG or its Representatives to make a public announcement regarding the possibility of any such extraordinary corporate transaction; (vii) except as otherwise specifically provided in this letter agreement, disclose any intention, plan or arrangement inconsistent with the foregoing or advise, assist, encourage or enter into any discussion or arrangement with any other persons in connection with the foregoing; or (viii) request that MPG or any of its Representatives, directly or indirectly, amend or waive any provision of this agreement (including this sentence).

8. Non-Solicitation Covenant.  For a period of two years from the date hereof, you shall not solicit the employment of any of MPG’s officers or senior employees, or any other employee of MPG with whom you have had contact during the Evaluation or who were specifically identified to you or your Representatives by MPG or any of its Representatives during the Evaluation, nor encourage any such person to discontinue or not to renew his or her relationship with MPG, in each case, without obtaining MPG’s prior written consent; provided, however, that the foregoing provision will not prevent you or your Representatives from (i) employing any such person who contacts you or your Representatives on his or her own initiative prior to any otherwise prohibited solicitation or (ii) conducting general solicitations not specifically directed at MPG or its officers or employees.

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9. No Waiver.  No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. Transmission of Information.  Unless otherwise agreed to by MPG in writing, (a) all communications regarding a Potential Transaction or the Evaluation, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, timing and terms of any Potential Transaction, will be submitted or directed to Eastdil Secured, LLC or to such Representative(s) of MPG as MPG may advise in writing from time to time (“Company Contact”). Without the prior written consent of the Company Contact, neither you nor any of your Representatives (acting on your behalf or in concert with you) may initiate or cause to be initiated (other than through the Company Contact) any communication with (v) any limited partner of MPG Office, L.P., (w) any joint venture partner or operating partner of MPG or any of its affiliates, (x) any of MPG’s vendors, consultants or property management employees, (y) the lender/servicers for the mortgage loans securing MPG’s properties or (z) any Representatives of MPG or any of the foregoing persons, in each case, concerning the Confidential Information or any fact relating to the Potential Transaction; provided that this limitation shall not apply to any Default Property or Exempt Debt.

11. Remedies.  You agree to indemnify MPG against any and all losses, damages, claims, or expenses incurred or suffered by it or any of its Representatives as a result of your or your Representatives’ breach of this letter agreement and MPG agrees to indemnify you against any and all losses, expenses, damages, or claims incurred or suffered by you or your Representatives as a result of a breach of this letter by MPG or any of its Representatives). Each of MPG and you understand and acknowledge that a breach of this letter agreement by the other or its Representatives shall cause irreparable injury and that monetary damages would constitute an inadequate remedy at law. As a result, without prejudice to the rights and remedies otherwise available to MPG or you, as the case may be, you and MPG each agree that MPG and its Representatives or you and your Representatives, as the case may be, shall be entitled to equitable relief by way of injunction, specific performance or otherwise, without the posting of any bond or other security or proving special damages, if you or any of your Representatives (or MPG or any of its Representatives) breach or threaten to breach any of the provisions of this letter agreement, nor will you or your Representatives (or MPG or any of its Representatives) oppose the granting of such relief. Such remedies shall not constitute the exclusive remedies available to MPG or its Representatives (or you or your Representatives) for a breach of this letter agreement and shall be in addition to all other remedies at law or equity available thereto. You agree to reimburse MPG for all costs incurred by it in connection with the enforcement of this letter agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom) if a court of competent jurisdiction determines that you or any of your Representatives have breached any provision of this letter and such determination is not reversed on appeal and MPG agrees to similarly reimburse you under similar circumstances.

12. Commonality of Interests.  To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you understand and agree that MPG and you have a commonality of interest with respect to such matters and it is your and MPG’s desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided to you that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

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13. Severability.  If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the signatories to this letter agreement that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

14. Miscellaneous.  This letter agreement is for the benefit of you, MPG, our respective Representatives and our respective successors and assigns, and shall be binding upon the parties hereto and their respective successors and assigns. Any assignment of this letter agreement by you without the prior written consent of MPG’s board of directors shall be void. This letter agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such state. The parties hereto agree to submit to the exclusive jurisdiction of the state courts and United States federal courts sitting in the State of California for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts). No modification to any provision of this letter agreement shall be binding unless in writing and signed by the signatories hereto.

15. Term.  Except as otherwise provided herein, the terms of this letter agreement shall expire one year from the date hereof.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between us.

Very truly yours,

MPG OFFICE TRUST, INC.,
a Maryland corporation

By:	/s/ Chris Norton
Name:	Chris Norton
Title:	Senior Vice President, Transactions

Accepted and agreed as of the date first written above:

BROOKFIELD OFFICE PROPERTIES INC.

By:	/s/ G. Mark Brown
Name:	G. MARK BROWN
Title:	GLOBAL CHIEF INVESTMENT OFFICER

Schedule I

Default Properties

1. 500 Orange Tower

2. Glendale Center

3. Two Cal Plaza

4. 3800 Chapman

Brookfield Office Properties Inc.
Three World Financial Center
New York, New York 10281-1021

July 31, 2012

PERSONAL AND CONFIDENTIAL

MPG Office Trust, Inc.
355 South Grand Avenue
Suite 3300
Los Angeles, California 90071

Gentlemen:

In connection with your process of exploring potential transactions, Brookfield Office Properties Inc. confirms that currently (i) it has total assets in excess of $600,000,000 (determined before giving effect to any possible transaction with you) and (ii) it has shareholders’ equity of at least $250,000,000 (determined before giving effect to the closing of any transaction with you). Our publicly available financial statements as of March 31, 2012 show total assets in excess of $25 billion and shareholders’ equity in excess of $10.5 billion.

Very truly yours,

BROOKFIELD OFFICE PROPERTIES INC.

By:	/s/ G. Mark Brown
Name:	G. MARK BROWN
Title:	GLOBAL CHIEF INVESTMENT OFFICER